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FLOUR CITY INTERNATIONAL, INC.
915 RIVERVIEW DRIVE, SUITE 1 - JOHNSON CITY, TN  37601


     At the Company:                   Investor Relations:
     Robert O. Bruce                   Harvey Goralnick/Jordan Ness
     Chief Financial Officer           FOCUS Partners LLC
     (423) 928-2724 x505               (212) 752-9445
     robruce@flourcity.com             info@focuspartners.com

              FLOUR CITY AWARDED $7 MILLION CONTRACT FOR BOSTON PROJECT

Johnson City, TN, October 1, 1998 - Flour City International, Inc. (NASDAQ:
FCIN), a worldwide leader in the design, fabrication and installation of custom exterior wall systems, today announced that the Company has been awarded a $7 million contract to provide curtainwall at 33 Arch Street in Boston, Massachusetts. The 25 story, 260,000 gross square feet glazing installation project is scheduled to begin during the fourth quarter of 1999 and to be completed during the third quarter of 2000. Flour City will be responsible for furnishing material on such features as high tech floor to floor vision glass and mechanical roof screen wall. Formal contracts will be executed within the next sixty days.

Michael J. Russo, President and CEO of Flour City, commented, "The 33 Arch Street project gives us an exciting opportunity to partner our fabrication and engineering expertise with the capabilities and market penetration of Karas and Karas, a prominent glazing contractor which already enjoys a considerable presence in the Boston area. We are very pleased by what we see in Boston - a 3.2% vacancy rate driving the rebirth of the downtown office market. Looking forward to increasing our participation in this robust market, Flour City has already bid on three additional projects in the last four months and is looking into additional opportunities."

Flour City International, Inc. is a worldwide leader in the design, fabrication and installation of custom exterior wall systems used in the construction of a wide range of commercial and governmental buildings. The Company works closely with architects, general contractors and owners/developers in the development and construction of highly recognizable mid-rise and high-rise office buildings, public-use buildings such as courthouses and airport terminals and other well-known landmark buildings and uniquely designed structures.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control that may cause material differences in actual results, performance or other expectations.
These factors include, but are not limited to, general economic conditions, increases in materials, shipping and labor costs, levels of competition, access to financing and other factors detailed in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission.

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